EXECUTION COPY

CUSIP Number: 58469UAB1

$600,000,000

CREDIT AGREEMENT

dated as of April 25, 2006,

by and among

MEDIMMUNE, INC.,

as Borrower,

the Lenders referred to herein

and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Administrative Agent, Swingline Lender and Issuing Lender

WACHOVIA CAPITAL MARKETS, LLC

and

CITIGROUP GLOBAL MARKETS, INC.,

as Joint Lead Arrangers,

and

CITIBANK, N.A.,

as Syndication Agent

Table of Contents

Article I DEFINITIONS

SECTION 1.1	Definitions
SECTION 1.2	Other Definitions and Provisions
SECTION 1.3	Accounting Terms
SECTION 1.4	UCC Terms
SECTION 1.5	References to Agreement and Laws
SECTION 1.6	Times of Day
SECTION 1.7	Letter of Credit Amounts

Article II REVOLVING CREDIT FACILITY

SECTION 2.1	Revolving Credit Loans
SECTION 2.2	Swingline Loans
SECTION 2.3	Procedure for Advances of Revolving Credit Loans

and Swingline Loans

SECTION 2.4	Repayment and Prepayment of Revolving Credit

and Swingline Loans

SECTION 2.5	Permanent Reduction of the Commitments
SECTION 2.6	Termination of Revolving Credit Facility
SECTION 2.7	Increase in Commitment

Article III LETTER OF CREDIT FACILITY

SECTION 3.1	L/C Commitment
SECTION 3.2	Procedure for Issuance of Letters of Credit
SECTION 3.3	Commissions and Other Charges
SECTION 3.4	L/C Participations
SECTION 3.5	Reimbursement Obligation of the Borrower
SECTION 3.6	Obligations Absolute
SECTION 3.7	Effect of Letter of Credit Application

Article IV GENERAL LOAN PROVISIONS

SECTION 4.1	Interest
SECTION 4.2	Notice and Manner of Conversion or Continuation of Loans
SECTION 4.3	Fees
SECTION 4.4	Manner of Payment
SECTION 4.5	Evidence of Indebtedness
SECTION 4.6	Adjustments
SECTION 4.7	Nature of Obligations of Lenders Regarding Extensions of Credit;
Assumption by the Administrative Agent
SECTION 4.8	Changed Circumstances
SECTION 4.9	Indemnity
SECTION 4.10	Increased Costs
SECTION 4.11	Taxes
SECTION 4.12	Mitigation Obligations; Replacement of Lenders

Article V CLOSING; CONDITIONS OF CLOSING AND BORROWING

SECTION 5.1	Closing
SECTION 5.2	Conditions to Closing and Initial Extensions of Credit
SECTION 5.3	Conditions to All Extensions of Credit

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Article VI REPRESENTATIONS AND WARRANTIES OF THE BORROWER

SECTION 6.1	Representations and Warranties
SECTION 6.2	Survival of Representations and Warranties, Etc

Article VII FINANCIAL INFORMATION AND NOTICES

SECTION 7.1	Financial Statements
SECTION 7.2	Officer’s Compliance Certificate
SECTION 7.3	Mellon Trust of Delaware, N.A. Reports
SECTION 7.4	Other Reports
SECTION 7.5	Notice of Litigation and Other Matters
SECTION 7.6	Accuracy of Information

Article VIII AFFIRMATIVE COVENANTS

SECTION 8.1	Preservation of Corporate Existence and Related Matters
SECTION 8.2	Maintenance of Property
SECTION 8.3	Insurance
SECTION 8.4	Accounting Methods and Financial Records
SECTION 8.5	Payment and Performance of Obligations
SECTION 8.6	Compliance With Laws and Approvals
SECTION 8.7	Visits and Inspections
SECTION 8.8	Use of Proceeds
SECTION 8.9	Further Assurances
SECTION 8.10	Investment Guidelines

Article IX NEGATIVE COVENANTS

SECTION 9.1	Limitations on Liens
SECTION 9.2	Limitations on Mergers and Liquidation
SECTION 9.3	Certain Accounting Changes; Organizational Documents
SECTION 9.4	Restrictive Agreements
SECTION 9.5	Nature of Business
SECTION 9.6	Investment Guidelines
SECTION 9.7	Margin Requirements

Article X DEFAULT AND REMEDIES

SECTION 10.1	Events of Default
SECTION 10.2	Remedies
SECTION 10.3	Rights and Remedies Cumulative; Non-Waiver; etc
SECTION 10.4	Crediting of Payments and Proceeds
SECTION 10.5	Administrative Agent May File Proofs of Claim

Article XI THE ADMINISTRATIVE AGENT

SECTION 11.1	Appointment and Authority
SECTION 11.2	Rights as a Lender
SECTION 11.3	Exculpatory Provisions
SECTION 11.4	Reliance by the Administrative Agent
SECTION 11.5	Delegation of Duties
SECTION 11.6	Resignation of Administrative Agent
SECTION 11.7	Non-Reliance on Administrative Agent and Other Lenders
SECTION 11.8	No Other Duties, etc

Article XII MISCELLANEOUS

SECTION 12.1	Notices

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SECTION 12.2	Amendments, Waivers and Consents
SECTION 12.3	Expenses; Indemnity
SECTION 12.4	Right of Setoff
SECTION 12.5	Governing Law
SECTION 12.6	Waiver of Jury Trial
SECTION 12.7	Reversal of Payments
SECTION 12.8	Injunctive Relief; Punitive Damages
SECTION 12.9	Successors and Assigns; Participations
SECTION 12.10	Confidentiality
SECTION 12.11	Performance of Duties
SECTION 12.12	All Powers Coupled with Interest
SECTION 12.13	Survival of Indemnities
SECTION 12.14	Titles and Captions
SECTION 12.15	Severability of Provisions
SECTION 12.16	Counterparts
SECTION 12.17	Integration
SECTION 12.18	Term of Agreement
SECTION 12.19	Advice of Counsel, No Strict Construction
SECTION 12.20	USA Patriot Act
SECTION 12.21	Inconsistencies with Other Documents; Independent Effect of Covenants

EXHIBITS

Exhibit A-1	-	Form of Revolving Credit Note
Exhibit A-2	-	Form of Swingline Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Account Designation
Exhibit D	-	Form of Notice of Prepayment
Exhibit E	-	Form of Notice of Conversion/Continuation
Exhibit F	-	Form of Officer’s Compliance Certificate
Exhibit G	-	Form of Assignment and Assumption
Exhibit H	-	Form of Guaranty Agreement
Exhibit I	-	Form of Control Agreement
Exhibit J	-	Form of Collateral Agreement

SCHEDULES

Schedule 1.1(a)	-	Lenders and Commitments
Schedule 1.1(b)	-	Existing Letters of Credit

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CREDIT AGREEMENT, dated as of April 25, 2006, by and among MEDIMMUNE, INC., a Delaware corporation (the “Borrower”), the lenders who are or may become a party to this Agreement (collectively, the “Lenders”) and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders and as Swingline Lender and Issuing Lender.

STATEMENT OF PURPOSE

The Borrower has requested, and the Lenders have agreed, to extend certain credit facilities to the Borrower on the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1           Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

“Administrative Agent” means Wachovia, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 11.6.

“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 12.1(c).

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Advance Rate” means, as of any date of determination, an amount which is equal to the sum of ninety percent (90%) of the fair market value of the Securities Collateral maintained in the Custodial Account as calculated by Mellon Trust of Delaware, N.A. The Advance Rate at any time shall be determined by reference to the most recent Custodial Account report delivered by Mellon Trust of Delaware, N.A. pursuant to Section 7.3(a)(i) or as otherwise independently determined by the Administrative Agent pursuant to Section 7.3(a)(ii).

“Affected Party” means each Lender and each Person providing liquidity or credit support to such Lender if such Lender is a Conduit Lender, and each of their respective assigns.

“Affiliate” means, with respect to any Person, any other Person (other than, with respect to the Borrower, a Subsidiary of the Borrower) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries. As used in this definition, the term “control” means (a) the power to vote five percent (5%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means (a) 0.00% with respect to Base Rate Loans and (b) 0.20% with respect to LIBOR Rate Loans.

“Approved Fund” means any Person (other than a natural Person), including, without limitation, any special purpose entity, that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business; provided, that such Approved Fund must be administered, managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.10 or under the definition of “Eligible Assignee”), and accepted by the Administrative Agent, in substantially the form of Exhibit G or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Base Rate” means, at any time, the higher of (a) the Prime Rate and (b) the Federal Funds Rate plus 1/2 of 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate or the Federal Funds Rate.

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 4.1(a).

“Borrower” has the meaning assigned thereto in the introductory paragraph hereto.

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina and New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Asset” means, with respect to the Borrower and its Subsidiaries, any asset that should, in accordance with GAAP, be classified and accounted for as a capital asset on a Consolidated balance sheet of the Borrower and its Subsidiaries.

“Capital Lease” means any lease of any property by the Borrower or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of the Borrower and its Subsidiaries.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Change in Control” means an event or series of events by which (a) any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) shall obtain ownership or control in one or more series of transactions of more than thirty-five percent (35%) of the Capital Stock or thirty-five percent (35%) of the voting power of the Borrower entitled to vote in the election of members of the board of directors of the Borrower, (b) there shall have occurred under any indenture or other instrument evidencing any Indebtedness in excess of $25,000,000 any “change in control” or similar provision (as set forth in the indenture, agreement or other evidence of such Indebtedness) obligating the Borrower or any Subsidiary to repurchase, redeem or repay all or any part of the Indebtedness or Capital Stock provided for therein or (c) the Borrower ceases to own directly or indirectly one hundred percent (100%) of the Capital Stock and voting stock of the Guarantor.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 5.2 shall be satisfied or waived in all respects in a manner acceptable to the Administrative Agent and each Lender, in its sole discretion.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or modified from time to time.

“Collateral Agreement” means the pledge agreement of even date herewith executed by the Borrower and the Guarantor in favor of the Administrative Agent for the ratable benefit of itself and the Lenders, substantially in the form of Exhibit J, as amended, restated, supplemented or otherwise modified from time to time.

“Commitment” means (a) as to any Lender, the obligation of such Lender to make Revolving Credit Loans to the account of the Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on the Register, as such amount may be reduced, increased or otherwise or modified at any time or from time to time pursuant to the terms hereof and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Credit Loans, as such amount may be reduced, increased or otherwise modified at any time or from time to time pursuant to the terms hereof. The Commitment of all Lenders on the Closing Date shall be $600,000,000.

“Commitment Percentage” means, as to any Lender at any time, the ratio of (a) the amount of the Commitment of such Lender to (b) the Commitments of all Lenders.

“Conduit Lender” means, collectively, (a) any special purpose entity engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business, approved by (i) the Administrative Agent, the Swingline Lender and the Issuing Lender, and (ii) unless a Default or Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed), and (b) any special purpose entity organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument subject to the consent of the Borrower (such consent not to be unreasonably withheld); provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender designated by a designating Lender shall (a) be entitled to receive any greater amount pursuant to Sections 4.9, 4.10, 4.11 and 12.3 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment. Notwithstanding anything set forth in this Agreement to the contrary, the Borrower hereby agrees and confirms that “Three Rivers Funding Corporation” is a Conduit Lender for purposes of this Agreement.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Control Agreement” means, the securities account control agreement of even date herewith with respect to the Custodial Account executed by the Guarantor and Mellon Trust of Delaware, N.A. in favor of the Administrative Agent for the ratable benefit of itself and the Lenders, substantially in the form of Exhibit I, as amended, restated, supplemented or otherwise modified from time to time.

“Credit Facility” means, collectively, the Revolving Credit Facility, the Swingline Facility and the L/C Facility.

“Credit Parties” means, collectively, the Borrower and the Guarantor.

“Custodial Account” means the securities account identified in the Control Agreement and maintained with Mellon Trust of Delaware, N.A. which holds the Securities Collateral.

“Default” means any of the events specified in Section 10.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Credit Loans, participations in L/C Obligations or participations in Swingline Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless such amount is the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of any political subdivision of the United States.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, (d) any Conduit Lender and (e) any other Person (other than a natural person) approved by (i) the Administrative Agent, the Swingline Lender and the Issuing Lender, and (ii) unless a Default or Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of any Credit Party or any ERISA Affiliate or (b) has at any time within the preceding six (6) years been maintained for the employees of any Credit Party or any current or former ERISA Affiliate.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” means any Person who together with any Credit Party is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Eurodollar Reserve Percentage” means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve system (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” means any of the events specified in Section 10.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, or otherwise as a result of a present or former connection between the recipient and the jurisdiction imposing such tax other than a connection arising solely from such recipient having executed or received a payment under, or enforced, this Agreement, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 4.11(e), except to the extent that such Foreign Lender (or its assignor, if applicable) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 4.11(a).

“Existing Letters of Credit” means those letters of credit existing on the Closing Date and identified on Schedule 1.1(b).

“Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (ii) such Lender’s Commitment Percentage of the L/C Obligations then outstanding, and (iii) such Lender’s Commitment Percentage of the Swingline Loans then outstanding, or (b) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the average of the quotation for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” means that certain fee letter agreement executed by the Borrower and the Administrative Agent and Wachovia Capital Markets, LLC dated as of March 31, 2006.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Borrower and its Subsidiaries throughout the period indicated and (subject to Section 12.9) consistent with the prior financial practice of the Borrower and its Subsidiaries.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means MedImmune Finance, Inc., a Delaware corporation and a wholly-owned Subsidiary of the Borrower.

“Guaranty Agreement” means the unconditional guaranty agreement of even date herewith executed by the Guarantor in favor of the Administrative Agent for the ratable benefit of itself and the Lenders, in the form of Exhibit H, as amended, restated, supplemented or otherwise modified from time to time.

“Guaranty Obligation” means, with respect to the Borrower and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedging Agreement” means any agreement with respect to any Interest Rate Contract, forward rate agreement, commodity swap, forward foreign exchange agreement, currency swap agreement, cross-currency rate swap agreement, currency option agreement or other agreement or arrangement designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices, all as amended, restated, supplemented or otherwise modified from time to time.

“Hedging Obligations” means all existing or future payment and other obligations owing by the Borrower under any Hedging Agreement (which such Hedging Agreement is permitted hereunder) with any Person that is a Lender or an Affiliate of a Lender at the time such Hedging Agreement is executed.

“Indebtedness” means, with respect to the Borrower and its Subsidiaries at any date and without duplication, the sum of the following calculated in accordance with GAAP:

(a)    all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;

(b)   all obligations to pay the deferred purchase price of property or services of any such Person, except (i) trade payables arising in the ordinary course of business not more than ninety (90) days past due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP and (ii) all contingent payment obligations under earn-out, research and development, licensing or similar agreements;

(c)    the Attributable Indebtedness of such Person with respect to such Person’s obligations in respect of Capital Leases and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);

(d)   all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by the Borrower or any of its Subsidiaries (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by the Borrower or any of its Subsidiaries or is limited in recourse;

(e)	all Guaranty Obligations of any such Person;

(f)     all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including, without limitation, any Reimbursement Obligation, and banker’s acceptances issued for the account of any such Person;

(g)    all obligations of any such Person to redeem, repurchase, exchange, defease or otherwise make payments in respect of Capital Stock of such Person; and

(h)	all Net Hedging Obligations.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Taxes” means Taxes and Other Taxes other than Excluded Taxes.

“Interest Period” has the meaning assigned thereto in Section 4.1(b).

“Interest Rate Contract” means any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, interest rate option or any other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any Person and any confirming letter executed pursuant to such agreement, all as amended, restated, supplemented or otherwise modified from time to time.

“Investment Guidelines” means the MedImmune Finance, Inc. Investment Guidelines – Portfolio memorandum dated as of September 22, 2005 as delivered to the Administrative Agent prior to the Closing Date and as in effect on the Closing Date (as amended from time to time with the consent of the Required Lenders to the extent required pursuant to Section 9.6).

“ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

“Issuing Lender” means (a) with respect to Letters of Credit issued hereunder on or after the Closing Date, Wachovia, in its capacity as issuer thereof, or any successor thereto, and (b) with respect to the Existing Letters of Credit, any issuer thereof.

“L/C Commitment” means the lesser of (a) $25,000,000 and (b) an amount equal to the Commitments.

“L/C Facility” means the letter of credit facility established pursuant to Article III.

“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.

“L/C Participants” means the collective reference to all the Lenders other than the Issuing Lender.

“Lender” means each Person executing this Agreement as a Lender (including, without limitation, the Issuing Lender and the Swingline Lender unless the context otherwise requires) set forth on the signature pages hereto and each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 12.9.

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit.

“Letter of Credit Application” means an application, in the form specified by the Issuing Lender from time to time (and accepted by the Borrower), requesting the Issuing Lender to issue a Letter of Credit.

“Letters of Credit” means the collective reference to letters of credit issued pursuant to Section 3.1 and the Existing Letters of Credit.

“LIBOR” means the rate of interest per annum determined on the basis of the rate for deposits in Dollars in minimum amounts of at least $5,000,000 for a period equal to the applicable Interest Period which appears on the Telerate Page 3750 at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on Telerate Page 3750, then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period. Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

“LIBOR Rate” means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00-Eurodollar Reserve Percentage

“LIBOR Rate Loan” means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 4.1(a).

“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Loan Documents” means, collectively, this Agreement, each Note, the Letter of Credit Applications, the Guaranty Agreement, the Collateral Agreement, the Control Agreement and each other document, instrument, certificate and agreement executed and delivered by the Borrower or the Guarantor thereof in connection with this Agreement or otherwise referred to herein or contemplated hereby, all as may be amended, restated, supplemented or otherwise modified from time to time.

“Loans” means the collective reference to the Revolving Credit Loans, and the Swingline Loans, and “Loan” means any of such Loans.

“Material Adverse Effect” means a material adverse effect on (a) the business, results of operations or financial condition of the Borrower and its Subsidiaries taken as a whole or (b) the ability of the Borrower or the Guarantor to perform its obligations under the Loan Documents to which it is a party.

“Material Contract” means (a) any definitive contract or other agreement, written or oral, of the Borrower or any of its Subsidiaries involving monetary liability of or to any such Person in an amount in excess of 10% of annual consolidated revenues of the Borrower, or (b) any other definitive contract or agreement, written or oral, of the Borrower or any of its Subsidiaries the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means the earliest to occur of (a) April 25, 2009, (b) the date of termination by the Borrower pursuant to Section 2.6, and (c) the date of termination pursuant to Section 10.2(a).

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding six (6) years.

“Net Hedging Obligations” means, as of any date, the Termination Value of any Hedging Agreements on such date.

“Notes” means the collective reference to the Revolving Credit Notes and the Swingline Note.

“Notice of Account Designation” has the meaning assigned thereto in Section 2.3(b).

“Notice of Borrowing” has the meaning assigned thereto in Section 2.3(a).

“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 4.2.

“Notice of Prepayment” has the meaning assigned thereto in Section 2.4(c).

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations, (c) all Hedging Obligations and (d) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent, in each case under any Loan Document or otherwise, with respect to any Loan or Letter of Credit of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Compliance Certificate” means a certificate of the chief financial officer or the treasurer of the Borrower substantially in the form of Exhibit F.

“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning assigned thereto in Section 12.10(d).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained for the employees of any Credit Party or any ERISA Affiliates or (b) has at any time within the preceding six (6) years been maintained for the employees of any Credit Party or any of its current or former ERISA Affiliates.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by Wachovia as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by Wachovia as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Register” has the meaning assigned thereto in Section 12.10(c).

“Reimbursement Obligation” means the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Required Lenders” means, at any date, any combination of Lenders who hold in aggregate more than 50 percent (50%) of the Commitments or, if the Credit Facility has been terminated pursuant to Section 10.2, any combination of Lenders holding more than fifty percent (50%) of the aggregate Extensions of Credit; provided that the Commitment of, and the portion of the Extensions of Credit, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requested Commitment Increase” has the meaning assigned thereto in Section 2.7.

“Responsible Officer” means the chief executive officer, president, chief financial officer, controller, treasurer or assistant treasurer of a Credit Party or any other officer of a Credit Party reasonably acceptable to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Revolving Credit Facility” means the revolving credit facility established pursuant to Article II.

“Revolving Credit Loans” means any revolving loan made to the Borrower pursuant to Section 2.1, and all such revolving loans collectively as the context requires.

“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Lender evidencing the Revolving Credit Loans made by such Lender, substantially in the form of Exhibit A-1, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sanctioned Entity” shall mean (i) an agency of the government of, (ii) an organization directly or indirectly controlled by, or (iii) a person resident in, a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.

“Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/

enforcement/ofac/sdn, or as otherwise published from time to time.

“Securities Collateral” means the securities and other investments, and proceeds thereof, and cash maintained in the Custodial Account; provided that all such securities and other investments qualify under the Investment Guidelines; provided further that at any time (i) the aggregate principal amount of outstanding Revolving Credit Loans is less than or equal to $250,000,000 and (ii) the securities and other investments maintained in the Custodial Account have a debt rating greater than or equal to A+ from S&P, the issuer concentration and sector concentration limits of the Investment Guidelines shall not apply.

“Solvent” means, as to the Borrower and its Subsidiaries on a particular date, that any such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) has assets having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

“Subordinated Indebtedness” means the collective reference to any Indebtedness of the Borrower or any Subsidiary subordinated in right and time of payment to the Obligations and containing such other terms and conditions, in each case as are satisfactory to the Required Lenders.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by or the management is otherwise controlled by such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.

“Swingline Commitment” means the lesser of (a) $10,000,000 and (b) an amount equal to the Commitments.

“Swingline Facility” means the swingline facility established pursuant to Section 2.2.

“Swingline Lender” means Wachovia in its capacity as swingline lender hereunder.

“Swingline Loan” means any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.2, and all such swingline loans collectively as the context requires.

“Swingline Note” means a promissory note made by the Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form of Exhibit A-2, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Swingline Termination Date” means the first to occur of (a) the resignation of Wachovia as Administrative Agent in accordance with Section 11.6, (b) the Maturity Date.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” means except for any such event or condition that could not reasonably be expected to have a Material Adverse Effect: (a) with respect to a Pension Plan, a “Reportable Event” described in Section 4043 of ERISA for which the notice requirement has not been waived by the PBGC, or (b) the withdrawal of any Credit Party or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 412 of the Code or Section 302 of ERISA with respect to a Pension Plan, or (g) the partial or complete withdrawal of any Credit Party or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

“Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“UCC” means the Uniform Commercial Code as in effect in the State of New York, as amended or modified from time to time.

“United States” means the United States of America.

“Wachovia” means Wachovia Bank, National Association, a national banking association, and its successors.

“Wholly-Owned” means, with respect to a Subsidiary, that all of the shares of Capital Stock of such Subsidiary are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than the Borrower).

SECTION 1.2           Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any definition of any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (f) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (g) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (h) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (j) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (k) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”, and (l) section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.3           Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements required by Section 7.1(b), except as otherwise specifically prescribed herein.

SECTION 1.4           UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

SECTION 1.5           References to Agreement and Laws. Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.6           Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.7           Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor, whether or not such maximum face amount is in effect at such time.

ARTICLE II

REVOLVING CREDIT FACILITY

SECTION 2.1           Revolving Credit Loans. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties set forth herein, each Lender severally agrees to make Revolving Credit Loans to the Borrower from time to time from the Closing Date through, but not including, the Maturity Date as requested by the Borrower in accordance with the terms of Section 2.3; provided, that (a) the aggregate principal amount of all outstanding Revolving Credit Loans (after giving effect to any amount requested) shall not exceed an amount equal to the lesser of (i) the Commitments, less the sum of all outstanding Swingline Loans and L/C Obligations and (ii) the Advance Rate less the sum of all outstanding Swingline Loans and L/C Obligations and (b) the principal amount of outstanding Revolving Credit Loans from any Lender to the Borrower shall not at any time exceed such Lender’s Commitment less such Lender’s Commitment Percentage of outstanding L/C Obligations and outstanding Swingline Loans. Each Revolving Credit Loan by a Lender shall be in a principal amount equal to such Lender’s Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Maturity Date.

SECTION 2.2	Swingline Loans.

(a)    Availability. Subject to the terms and conditions of this Agreement, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time from the Closing Date through, but not including, the Swingline Termination Date; provided, that (i) the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested), shall not exceed the lesser of (A) the Commitment of all Lenders at such time, less the sum of all outstanding Revolving Credit Loans and L/C Obligations and (B) the Swingline Commitment, and (ii) the aggregate principal amount of outstanding Revolving Credit Loans, plus the aggregate principal amount of outstanding Swingline Loans (after giving effect to any amount requested), plus the aggregate amount of L/C Obligations shall not exceed the lesser of (A) the Commitments and (B) the Advance Rate.

(b)	Refunding.

(i)     Swingline Loans shall be refunded by the Lenders on demand by the Swingline Lender. Such refundings shall be made by the Lenders in accordance with their respective Commitment Percentages and shall thereafter be reflected as Revolving Credit Loans of the Lenders on the Register. Each Lender shall fund its respective Commitment Percentage of Revolving Credit Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 1:00 p.m. on the next succeeding Business Day after such demand is made. No Lender’s obligation to fund its respective Commitment Percentage of a Swingline Loan shall be affected by any other Lender’s failure to fund its Commitment Percentage of a Swingline Loan, nor shall any Lender’s Commitment Percentage be increased as a result of any such failure of any other Lender to fund its Commitment Percentage of a Swingline Loan.

(ii)    The Borrower shall pay to the Swingline Lender on demand the amount of such Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. In addition, the Borrower hereby authorizes the Administrative Agent to charge any account maintained by the Borrower with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Lenders in accordance with their respective Commitment Percentages (unless the amounts so recovered by or on behalf of the Borrower pertain to a Swingline Loan extended after the occurrence and during the continuance of an Event of Default of which the Administrative Agent has received notice in the manner required pursuant to Section 11.3 and which such Event of Default has not been waived in accordance with Section 12.2).

(iii)   Each Lender acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article V, other than the Administrative Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final nonappealable judgment, in making any such Swingline Loan. Further, each Lender agrees and acknowledges that if prior to the refunding of any outstanding Swingline Loans pursuant to this Section, one of the events described in Section 10.1(i) or (j) shall have occurred, each Lender will, on the date the applicable Revolving Credit Loan would have been made, purchase an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Commitment Percentage of the aggregate amount of such Swingline Loan. Each Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded).

SECTION 2.3	Procedure for Advances of Revolving Credit Loans and Swingline Loans.

(a)    Requests for Borrowing. The Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) not later than 11:00 a.m. (i) on the same Business Day as each Base Rate Loan and each Swingline Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be, (x) with respect to Base Rate Loans (other than Swingline Loans) in an aggregate principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof, (y) with respect to LIBOR Rate Loans in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (z) with respect to Swingline Loans in an aggregate principal amount of $100,000 or a whole multiple of $100,000 in excess thereof, (C) whether such Loan is to be a Revolving Credit Loan or Swingline Loan, (D) in the case of a Revolving Credit Loan whether the Loans are to be LIBOR Rate Loans or Base Rate Loans, and (E) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto. A Notice of Borrowing received after 11:00 a.m. shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Lenders of each Notice of Borrowing.

(b)   Disbursement of Revolving Credit and Swingline Loans. Not later than 1:00 p.m. on the proposed borrowing date, (i) each Lender will make available to the Administrative Agent, for the account of the Borrower, at the Administrative Agent’s Office in funds immediately available to the Administrative Agent, such Lender’s Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date and (ii) the Swingline Lender will make available to the Administrative Agent, for the account of the Borrower, at the Administrative Agent’s Office in funds immediately available to the Administrative Agent, the Swingline Loans to be made on such borrowing date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form of Exhibit C (a “Notice of Account Designation”) delivered by the Borrower to the

Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time. Subject to Section 4.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section to the extent that any Lender has not made available to the Administrative Agent its Commitment Percentage of such Loan. Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Lenders as provided in Section 2.2(b).

SECTION 2.4	Repayment and Prepayment of Revolving Credit and Swingline Loans.

(a)    Repayment on Revolving Credit Maturity Date. The Borrower hereby agrees to repay the outstanding principal amount of (i) all Revolving Credit Loans in full on the Maturity Date, and (ii) all Swingline Loans on the Swingline Termination Date or in accordance with Section 2.2(b), together, in each case, with all accrued but unpaid interest thereon.

(b)   Mandatory Prepayments. If at any time the outstanding principal amount of all Revolving Credit Loans plus the sum of all outstanding Swingline Loans and L/C Obligations exceeds an amount equal to the lesser of (i) the Commitments and (ii) the Advance Rate, the Borrower upon notice from the Administrative Agent, agrees, in its sole discretion, to either (A) repay not later than one (1) Business Day after receipt of any such notice, by payment to the Administrative Agent for the account of the Lenders, Extensions of Credit in an amount equal to such excess with each such repayment applied first to the principal amount of outstanding Swingline Loans, second to the principal amount of outstanding Revolving Credit Loans and third, with respect to any Letters of Credit then outstanding, a payment of cash collateral into a cash collateral account opened by the Administrative Agent, for the benefit of the Lenders in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit (such cash collateral to be applied in accordance with Section 10.2(b)) or (B) not later than one (1) Business Day after receipt of any such notice, deposit additional Securities Collateral to the Custodial Account in an amount necessary so that the Advance Rate shall equal or exceed the then outstanding principal amount of all Revolving Credit Loans plus the sum of all outstanding Swingline Loans and L/C Obligations. Upon the occurrence of any event triggering the prepayment requirement under this Section, the Borrower shall promptly deliver a Notice of Prepayment to the Administrative Agent and upon receipt of such notice, the Administrative Agent shall promptly so notify the Lenders. Each prepayment shall be accompanied by any amount required to be paid pursuant to Section 4.9.

(c)    Optional Prepayments. The Borrower may at any time and from time to time prepay Revolving Credit Loans and Swingline Loans, in whole or in part, with irrevocable prior written notice to the Administrative Agent substantially in the form of Exhibit D (a “Notice of Prepayment”) given not later than 11:00 a.m. (i) on the same Business Day as each prepayment of a Base Rate Loan and each prepayment of a Swingline Loan and (ii) at least three (3) Business Days before each prepayment of a LIBOR Rate Loan, specifying the date and amount of prepayment and whether the prepayment is of LIBOR Rate Loans, Base Rate Loans, Swingline Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial prepayments shall be in an aggregate amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to Base Rate Loans (other than Swingline Loans), $5,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to LIBOR Rate Loans and $100,000 or a whole multiple of $100,000 in excess thereof with respect to Swingline Loans. A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9 hereof.

(d)   Limitation on Prepayment of LIBOR Rate Loans. The Borrower may not prepay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Section 4.9 hereof.

(e)    Hedging Agreements. No repayment or prepayment pursuant to this Section shall affect any of the Borrower’s obligations under any Hedging Agreement.

SECTION 2.5	Permanent Reduction of the Commitments.

(a)    Voluntary Reduction. The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Commitments at any time or (ii) portions of the Commitments, from time to time, in an aggregate principal amount not less than $100,000,000 or any whole multiple of $25,000,000 in excess thereof. Any reduction of the Commitments shall be applied to the Commitments of each Lender according to its Commitment Percentage. All commitment fees accrued until the effective date of any termination of the Commitments shall be paid on the effective date of such termination.

(b)   Corresponding Payment. Each permanent reduction permitted pursuant to this Section shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans, Swingline Loans and L/C Obligations, as applicable, after such reduction to the Commitments as so reduced and if the Commitments as so reduced is less than the aggregate amount of all outstanding Letters of Credit, the Borrower shall be required to deposit cash collateral in a cash collateral account opened by the Administrative Agent in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Such cash collateral shall be applied in accordance with Section 10.2(b). Any reduction of the Commitments to zero shall be accompanied by payment of all outstanding Revolving Credit Loans and Swingline Loans (and furnishing of cash collateral satisfactory to the Administrative Agent for all L/C Obligations) and shall result in the termination of the Commitments, the Swingline Commitment, the Swingline Facility, the L/C Facility and the Revolving Credit Facility. Such cash collateral shall be applied in accordance with Section 10.2(b). If the reduction of the Commitments requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9 hereof.

SECTION 2.6           Termination of Revolving Credit Facility. The Revolving Credit Facility shall terminate on the Maturity Date.

SECTION 2.7	Increase in Commitment.

(a)    At any time prior to the Maturity Date, the Borrower shall have the ability, in consultation with the Administrative Agent, to request increases in the Commitment of all Lenders (each, a “Requested Commitment Increase”); provided that (i) no Lender shall have any obligation to participate in any Requested Commitment Increase, (ii) in no event shall the aggregate amount of all Requested Commitment Increases exceed $200,000,000, (iii) each such Requested Commitment Increase shall be in a minimum principal amount of $100,000,000 or, if less, the remaining amount permitted pursuant to clause (ii) above and (iv) no Default or Event of Default shall have occurred and be continuing or would result from the proposed Requested Commitment Increase.

(b)   The Administrative Agent shall promptly give notice of such requested increase to the Lenders. Each Lender shall notify the Administrative Agent within ten (10) Business Days (or such longer period of time which may be agreed upon by the Administrative Agent and the Borrower and communicated to the Lenders) from the date of delivery of such notice to the Lenders whether or not it agrees to increase its Commitment and, if so, by what amount. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment. The Administrative Agent shall notify the Borrower of the Lenders’ responses to each request made hereunder. The Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent.

(c)    Upon the completion of each Requested Commitment Increase, (i) entries in the Register will be revised to reflect the revised Commitments and Commitment Percentages of each of the Lenders (including each new Lender) and (ii) the outstanding Revolving Credit Loans will be reallocated on the effective date of such increase among the Lenders in accordance with their revised Commitment Percentages and the Lenders (including each new Lender) having a Commitment agree to make all payments and adjustments necessary to effect such reallocation and the Borrower shall pay any and all costs required pursuant to Section 4.9 in connection with such reallocation as if such reallocation were a repayment.

(d)   Notwithstanding anything set forth in this Section 2.7 to the contrary, no Requested Commitment Increase shall be granted unless the following conditions precedent are satisfied:

(i)     no Default or Event of Default shall have occurred and be continuing on such date (prior to and after giving effect to the incurrence of the applicable Requested Commitment Increase);

(ii)    the Administrative Agent shall have received an Officer’s Compliance Certificate; and

(iii)   the Borrower shall have satisfied such other conditions to the completion of such Requested Commitment Increase as may be reasonably required by the Administrative Agent or the Lenders and Eligible Assignees participating in such Requested Commitment Increase.

ARTICLE III

LETTER OF CREDIT FACILITY

SECTION 3.1           L/C Commitment. Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue standby letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day from the Closing Date through but not including the fifth (5th) Business Day prior to the Maturity Date in such form as may be approved from time to time by the Issuing Lender; provided, that the Issuing Lender shall have no obligation to issue, and the L/C Participants shall have no obligation to participate in, any Letter of Credit if, after giving effect to such issuance, (a) the L/C Obligations would exceed the L/C Commitment or (b) the aggregate principal amount of outstanding Revolving Credit Loans, plus the aggregate principal amount of outstanding Swingline Loans, plus the aggregate amount of L/C Obligations would exceed an amount equal to the lesser of (i) the Commitment of all Lenders and (ii) the Advance Rate. Each Letter of Credit shall (i) be a standby letter of credit issued to support obligations of the Borrower or any of its Subsidiaries, contingent or otherwise, incurred in the ordinary course of business, (ii) expire on a date no more than twelve (12) months after the date of issuance or last renewal of such Letter of Credit (provided that any Letter of Credit with a one-year tenor may provide for the automatic renewal thereof for additional one (1) year periods pursuant to the terms of the Letter of Credit Application or other documentation acceptable to the Issuing Lender), which date shall be no later than the fifth (5th) Business Day prior to the Maturity Date and (iii) be subject to ISP98, as set forth in the Letter of Credit Application or as determined by the Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of New York. As of the Closing Date, each of the Existing Letters of Credit shall constitute, for all purposes of this Agreement and the other Loan Documents, a Letter of Credit issued and outstanding hereunder. The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires.

SECTION 3.2           Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at the Administrative Agent’s Office a Letter of Credit Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Letter of Credit Application, the Issuing Lender shall process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article V, promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Letter of Credit Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrower. The Issuing Lender shall promptly furnish to the Borrower a copy of such Letter of Credit and promptly notify each L/C Participant of the issuance and upon request by any L/C Participant, furnish to such L/C Participant a copy of such Letter of Credit and the amount of such L/C Participant’s participation therein.

SECTION 3.3	Commissions and Other Charges.

(a)    Letter of Credit Commissions. The Borrower shall pay to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in an amount equal to the face amount of such Letter of Credit multiplied by 0.20% per annum. Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter, on the Maturity Date and thereafter on demand of the Administrative Agent. The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C Participants all commissions received pursuant to this Section in accordance with their respective Commitment Percentages.

(b)   Issuance Fee. In addition to the foregoing commission, the Borrower shall pay to the Administrative Agent, solely for the account of the Issuing Lender, an issuance fee with respect to each Letter of Credit in an amount equal to the face amount of such Letter of Credit multiplied by 0.020% per annum. Such issuance fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand of the Administrative Agent.

(c)    Other Costs. In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

SECTION 3.4	L/C Participations.

(a)    The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Commitment Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

(b)   Upon becoming aware of any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit, the Issuing Lender shall notify each L/C Participant of the amount and due date of such required payment and such L/C

Participant shall pay to the Issuing Lender the amount specified on the applicable due date. If any such amount is paid to the Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of the Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. With respect to payment to the Issuing Lender of the unreimbursed amounts described in this Section, if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day.

(c)    Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Commitment Percentage of such payment in accordance with this Section, the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

SECTION 3.5           Reimbursement Obligation of the Borrower. In the event of any drawing under any Letter of Credit, the Borrower agrees to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section or with funds from other sources), in same day funds, the Issuing Lender on each date on which the Issuing Lender notifies the Borrower of the date and amount of a draft paid under any Letter of Credit for the amount of the sum of: (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by the Issuing Lender in connection with such payment. Unless the Borrower shall immediately notify the Issuing Lender that the Borrower intends to reimburse the Issuing Lender for such drawing from other sources or funds, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Lenders make a Revolving Credit Loan bearing interest at the Base Rate on such date in the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by the Issuing Lender in connection with such payment, and the Lenders shall make a Revolving Credit Loan bearing interest at the Base Rate in such amount, the proceeds of which shall be applied to reimburse the Issuing Lender for the amount of the related drawing and costs and expenses. Each Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section to reimburse the Issuing Lender for any draft paid under a Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 2.3(a) or Article V, other than the Administrative Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final nonappealable judgment, in making a payment on any such Letter of Credit. If the Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse the Issuing Lender as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Revolving Credit Loans which are Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.

SECTION 3.6           Obligations Absolute. The Borrower’s obligations under this Article III (including, without limitation, the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees that the Issuing Lender and the L/C Participants shall not be responsible for, and the Borrower’s Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final nonappealable judgment. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct shall be binding on the Borrower and shall not result in any liability of the Issuing Lender or any L/C Participant to the Borrower. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

SECTION 3.7           Effect of Letter of Credit Application. To the extent that any provision of any Letter of Credit Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

ARTICLE IV

GENERAL LOAN PROVISIONS

SECTION 4.1	Interest.

(a)    Interest Rate Options. Subject to the provisions of this Section, at the election of the Borrower, (i) Revolving Credit Loans shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) the LIBOR Rate plus the Applicable Margin (provided that the LIBOR Rate shall not be available until three (3) Business Days after the Closing Date) and (ii) any Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin. The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 4.2. Any Loan or any portion thereof as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan.

(b)   Interest Periods. In connection with each LIBOR Rate Loan, the Borrower, by giving notice at the times described in Section 2.3 or 4.2, as applicable, shall elect an interest period (each, an “Interest Period”) to be applicable to such Loan, which Interest Period shall be a period of one (1), two (2), three (3), six (6) months or, if funding for such period is available to all Lenders at a rate acceptable to such Lenders in their sole discretion, nine (9) or twelve (12) months; provided that:

(i)     the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(ii)    if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(iii)   any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period; and

(iv)   there shall be no more than ten (10) LIBOR Rate Loans in effect at any time.

(c)    Default Rate. Subject to Section 10.3, immediately upon the occurrence and during the continuance of an Event of Default under Section 10.1(a), (b), (i) or (j), (A) the Borrower shall no longer have the option to request LIBOR Rate Loans or, Swingline Loans or Letters of Credit, (B) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans, and (C) all outstanding Base Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document. Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

(d)   Interest Payment and Computation. Interest on each Base Rate Loan shall be due and payable in arrears on the last Business Day of each calendar quarter commencing June 30, 2006; and interest on each LIBOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. All interest rates, fees and commissions provided hereunder shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed. Interest on LIBOR Rate Loans and all fees payable hereunder shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed and interest on Base Rate Loans shall be computed on the basis of a 365/366-day year and assessed for the actual number of days elapsed.

(e)    Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations on a pro rata basis. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

SECTION 4.2           Notice and Manner of Conversion or Continuation of Loans. Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time following the third Business Day after the Closing Date all or any portion of any outstanding Base Rate Loans (other than Swingline Loans) in a principal amount equal to $5,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more LIBOR Rate Loans and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $3,000,000 or a whole multiple of $1,000,000 in excess thereof into Base Rate Loans (other than Swingline Loans) or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 11:00 a.m. (y) in the case of a conversion into a Base Rate Loan on the date of such conversion and (z) in the case of a conversion or continuation of a LIBOR Rate Loan, three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan. The Administrative Agent shall promptly notify the Lenders of such Notice of Conversion/Continuation.

SECTION 4.3	Fees.

(a)    Commitment Fee. Commencing on the Closing Date, the Borrower shall pay to the Administrative Agent, for the account of the Lenders, a non-refundable commitment fee at a rate per annum equal to 0.06% on the average daily unused portion of the Commitments;

provided, that solely with respect to the payment of such commitment fees to Lenders other than the Swingline Lender, the amount of outstanding Swingline Loans shall not be considered usage of the Commitments for the purpose of calculating such commitment fee. The commitment fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing June 30, 2006 and ending on the Maturity Date. Subject to the proviso contained in the first sentence of this clause (a), such commitment fee shall be distributed by the Administrative Agent to the Lenders pro rata in accordance with the Lenders’ respective Commitment Percentages.

(b)   Administrative Agent’s and Other Fees. The Borrower agrees to pay any fees set forth in the Fee Letter and that certain fee letter agreement executed by the Borrower and Citigroup Global Markets, Inc. dated as of March 31, 2006.

SECTION 4.4           Manner of Payment. Each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders (other than as set forth below) pro rata in accordance with their respective Commitment Percentages (except as specified below) in Dollars, in immediately available funds and shall be made without any setoff, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 10.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each Lender at its address for notices set forth herein its pro rata share of such payment in accordance with such Lender’s Commitment Percentage, (except as specified below) and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent of the Issuing Lender’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of the Issuing Lender or the L/C Participants, as the case may be. Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 4.9, 4.10, 4.11 or 12.3 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to Section 4.1(b)(ii) if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

SECTION 4.5	Evidence of Indebtedness.

(a)    Extensions of Credit. The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note and/or Swingline Note, as applicable, which shall evidence such Lender’s Revolving Credit Loans and/or Swingline Loan, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(b)   Participations. In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Credit Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

SECTION 4.6           Adjustments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 4.9, 4.10, 4.11 or 12.3 hereof) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that

(a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(b) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans and Letters of Credit to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

SECTION 4.7           Nature of Obligations of Lenders Regarding Extensions of Credit; Assumption by the Administrative Agent. The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several. Unless the Administrative Agent shall have received notice from a Lender prior to a proposed borrowing date with respect to a LIBOR Rate Loan or prior to 12:00 noon on the date of any proposed borrowing with respect to a Base Rate Loan that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of the amount to be borrowed on such date (which notice shall not release such Lender of its obligations hereunder), the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the proposed borrowing date in accordance with Section 2.3(b), and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If such amount is made available to the Administrative Agent on a date after such borrowing date, such Lender shall pay to the Administrative Agent on demand an amount, until paid, equal to the product of (a) the amount not made available by such Lender in accordance with the terms hereof, times (b) the daily average Federal Funds Rate during such period as determined by the Administrative Agent, times (c) a fraction the numerator of which is the number of days that elapse from and including such borrowing date to the date on which such amount not made available by such Lender in accordance with the terms hereof shall have become immediately available to the Administrative Agent and the denominator of which is 360. A certificate of the Administrative Agent with respect to any amounts owing under this Section shall be conclusive, absent manifest error. If such Lender’s Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such borrowing date, the Administrative Agent shall be entitled to recover such amount made available by the Administrative Agent with interest thereon at the rate per annum applicable to Base Rate Loans hereunder, on demand, from the Borrower. The failure of any Lender to make available its Commitment Percentage of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date. Notwithstanding anything set forth herein to the contrary, any Lender that fails to make available its Commitment Percentage of any Loan shall not (a) have any voting or consent rights under or with respect to any Loan Document or (b) constitute a “Lender” (or be included in the calculation of Required Lenders hereunder) for any voting or consent rights under or with respect to any Loan Document.

SECTION 4.8	Changed Circumstances.

(a)    Circumstances Affecting LIBOR Rate Availability. If with respect to any Interest Period the Administrative Agent or any Lender (after consultation with the Administrative Agent) shall determine that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars, in the applicable amounts are not being quoted via the Telerate Page 3750 or offered to the Administrative Agent or such Lender for such Interest Period, then the Administrative Agent shall forthwith give notice thereof to the Borrower. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan shall be suspended, and the Borrower shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan together with accrued interest thereon, on the last day of the then current Interest Period applicable to such LIBOR Rate Loan or convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as of the last day of such Interest Period.

(b)   Laws Affecting LIBOR Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan or continue any Loan as a LIBOR Rate Loan shall be suspended and thereafter the Borrower may select only Base Rate Loans hereunder, and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto as a LIBOR Rate Loan, the applicable LIBOR Rate Loan shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period.

SECTION 4.9           Indemnity. The Borrower hereby indemnifies each of the Lenders against any loss (other than loss of Applicable Margin) or expense which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the Borrower to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

SECTION 4.10	Increased Costs.
(a)	Increased Costs Generally. If any Change in Law shall:

(i)     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Affected Party (except any reserve requirement reflected in the LIBOR Rate) or the Issuing Lender;

(ii)    subject any Affected Party or the Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Affected Party or the Issuing Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 4.11 and the imposition of, or any change in the rate of any Excluded Tax payable by such Affected Party or the Issuing Lender); or

(iii)   impose on any Affected Party or the Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by such Affected Party or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Affected Party of making, converting into or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Affected Party or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Affected Party or the Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon written request of such Affected Party or the Issuing Lender, the Borrower shall promptly pay to any such Affected Party or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Affected Party or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)   Capital Requirements. If any Affected Party the Issuing Lender determines that any Change in Law affecting such Affected Party the Issuing Lender or any lending office of such Affected Party or such Affected Party’s or the Issuing Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Affected Party’s or the Issuing Lender’s capital or on the capital of such Affected Party’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Affected Party the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Affected Party the Issuing Lender or such Affected Party’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Affected Party’s or the Issuing Lender’s policies and the policies of such Affected Party’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time upon written request of such Affected Party such Issuing Lender the Borrower shall promptly pay to such Affected Party the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Affected Party the Issuing Lender or such Affected Party’s or the Issuing Lender’s holding company for any such reduction suffered.

(c)    Certificates for Reimbursement. A certificate of an Affected Party or the Issuing Lender setting forth the amount or amounts necessary to compensate such Affected Party or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Affected Party or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)   Delay in Requests. Failure or delay on the part of any Affected Party or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Affected Party’s or the Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate an Affected Party or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Affected Party or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Affected Party’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 4.11	Taxes.

(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes; provided that if the Borrower shall be required by Applicable Law to deduct any Taxes from such payments, then (i) in the case of Indemnified Taxes (including any Other Taxes), the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) in the case of any Taxes, the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b)   Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the calculation and amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.

(d)   Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)    Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that the Borrower is a resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter as required by Applicable Law or upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)     duly completed copies of Internal Revenue Service Form W-8BEN (or successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)    duly completed copies of Internal Revenue Service Form W-8ECI (or successor form),

(iii)   in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN (or successor form), or

(iv)   any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower to determine the withholding or deduction required to be made.

(f)     Treatment of Certain Refunds. If the Administrative Agent, a Lender or the Issuing Lender determines, in its sole discretion, that it has received a credit or refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such credit or refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such credit or refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such credit or refund); provided that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Lender in the event the Administrative Agent, such Lender or the Issuing Lender is required to repay such credit or refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Lender or the Issuing Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g)    Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section shall survive the payment in full of the Obligations and the termination of the Commitments.

SECTION 4.12	Mitigation Obligations; Replacement of Lenders.

(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 4.10, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.10 or Section 4.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)   Replacement of Lenders. If any Lender requests compensation under Section 4.10, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, or if any Lender defaults in its obligation to fund Loans hereunder, or if any Lender becomes a non-consenting Lender as provided in the last sentence of this clause (b), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.10), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that

(i)     the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 12.10,

(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan

Documents (including any amounts under Section 4.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts),

(iii)   in the case of any such assignment resulting from a claim for compensation under Section 4.10 or payments required to be made pursuant to Section 4.11, such assignment will result in a reduction in such compensation or payments thereafter, and

(iv)	such assignment does not conflict with Applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. If in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by clauses (a) through (h) of Section 12.2, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right to replace each such non-consenting Lender or Lenders with one or more replacement banks or financial institutions pursuant to this Section so long as at the time of replacement, each such replacement bank or financial institution consents to the proposed change, waiver, discharge or termination; provided that, the failure by such non-consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such non-consenting Lender and the mandatory assignment of such non-consenting Lender’s Commitments and outstanding Loans and participations in L/C Obligations and Swingline Loans pursuant to this Section shall nevertheless be effective without the execution by such non-consenting Lender of an Assignment and Assumption.

ARTICLE V

CLOSING; CONDITIONS OF CLOSING AND BORROWING

SECTION 5.1           Closing. The closing shall take place at the offices of Kennedy Covington Lobdell & Hickman, L.L.P. at 10:00 a.m. on April 25, 2006, or on such other place, date and time as the parties hereto shall mutually agree.

SECTION 5.2           Conditions to Closing and Initial Extensions of Credit. The obligation of the Lenders to close this Agreement and to make the initial Loan or issue or participate in the initial Letter of Credit, if any, is subject to the satisfaction of each of the following conditions:

(a)    Executed Loan Documents. This Agreement, the Control Agreement, the Guaranty Agreement, the Collateral Agreement, a Revolving Credit Note in favor of each Lender requesting a Revolving Credit Note, a Swingline Note in favor of the Swingline Lender (if requested thereby), together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist hereunder or thereunder.

(b)   Closing Certificates; Etc. The Administrative Agent (and, in the case of clause (iv), below, the Borrower) shall have received each of the following in form and substance reasonably satisfactory to it:

(i)     Certificate of Secretary of each Credit Party. A certificate of a Responsible Officer or a secretary of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or formation, (B) the bylaws or other governing document of such Credit Party as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors or other governing body of such Credit Party authorizing the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 5.2(b)(ii).

(ii)    Certificates of Good Standing. Certificates as of a recent date of the good standing of each Credit Party under the laws of its jurisdiction of organization.

(iii)   Opinions of Counsel. Favorable opinions of counsel to the Credit Parties addressed to the Administrative Agent and the Lenders with respect to the Credit Parties, the Loan Documents and such other matters as the Lenders shall request.

(iv)   Tax Forms. The United States Internal Revenue Service forms or other documentation required by Section 4.11(e).

(c)	Consents; Defaults.

(i)     Governmental and Third Party Approvals. The Credit Parties shall have received all material governmental, shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Administrative Agent) in connection with the transactions contemplated by this Agreement and the other Loan Documents and the other transactions contemplated hereby and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on any of the Credit Parties or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could reasonably be expected to have such effect.

(ii)    No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Administrative Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby.

(d)	Financial Matters.

(i)     Financial Statements. The Administrative Agent shall have received the most recent audited Consolidated financial statements of the Borrower, all in form and substance satisfactory to the Administrative Agent and prepared in accordance with GAAP.

(ii)    Financial Condition Certificate. The Borrower shall have delivered to the Administrative Agent a certificate, in form and substance satisfactory to the Administrative Agent, and certified as accurate by a Responsible Officer (solely in such capacity), that (A) the Borrower and the Guarantor are each Solvent; (B) that all representations and warranties of the Borrower contained in this Agreement and the other Loan Documents are true, correct and complete; (C) that the Credit Parties are not in violation of any of the covenants contained in this Agreement and the other Loan Documents; (D) that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and (E) that the Credit Parties, as applicable, have satisfied each of the conditions set forth in Section 5.2 and Section 5.3 and attaching a detailed calculation of the Advance Rate.

(iii)   Payment at Closing; Fee Letter. The Borrower shall have paid to the Administrative Agent, Citigroup Global Markets, Inc. and the Lenders the fees set forth or referenced in Section 4.3 and any other accrued and unpaid fees or commissions due hereunder or any other Loan Document (including, without limitation, reasonable legal fees and expenses) and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

(e)	Miscellaneous.

(i)     Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing from the Borrower in accordance with Section 2.3(a) with respect to any amounts to be borrowed on the Closing Date, and a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made after the Closing Date are to be disbursed.

(ii)    Due Diligence. The Administrative Agent shall have completed, to its satisfaction, all legal, tax, business and other due diligence with respect to the business, assets, liabilities, operations and condition (financial or otherwise) of the Borrower and its Subsidiaries in scope and determination satisfactory to the Administrative Agent in its sole discretion.

(iii)   Other Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Administrative Agent and each Lender. The Administrative Agent and each Lender shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.

SECTION 5.3           Conditions to All Extensions of Credit. The obligations of the Lenders to make any Extensions of Credit (including the initial Extension of Credit), and/or the Issuing

Lender to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, issuance or extension date:

(a)    Continuation of Representations and Warranties. The representations and warranties contained in Article VI shall be true and correct on and as of such borrowing, issuance or extension date with the same effect as if made on and as of such date, except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date.

(b)   No Existing Default. No Default or Event of Default shall have occurred and be continuing (i) on the borrowing, or after giving effect to the Loans to be made, on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.

(c)    Notices. The Administrative Agent shall have received a Notice of Borrowing or Notice of Conversion/Continuation, as applicable, from the Borrower in accordance with Section 2.3(a) or Section 4.2.

(d)   Custodial Account Report. The Administrative Agent shall have received a report from the Borrower with respect to the Custodial Account setting forth evidence satisfactory to the Administrative Agent of (i) the fair market value of the Securities Collateral and (ii) the calculation of the Advance Rate, each as of the immediately preceding Business Day of such borrowing.

Each Extension of Credit under this Agreement shall be deemed to be a representation and warranty by the Borrower on the date of such Extension of Credit as to the facts specified in clauses (a) and (b) of this Section.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

SECTION 6.1           Representations and Warranties. To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Borrower hereby represents and warrants to the Administrative Agent and Lenders that:

(a)    Organization; Power; Qualification. Each of the Borrower and the Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization except in jurisdictions where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect.

(b)   Ownership. As of the Closing Date, the Borrower owns one hundred percent (100%) of the authorized, issued and outstanding Capital Stock and voting stock, of the Guarantor. All such outstanding Capital Stock and voting stock have been duly authorized and validly issued and are fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and not subject to any preemptive or similar rights. As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of Capital Stock or voting stock of the Guarantor.

(c)    Authorization of Agreement, Loan Documents and Borrowing. Each of the Borrower and the Guarantor has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of the Borrower and the Guarantor, as applicable, and each such document constitutes the legal, valid and binding obligation of the Borrower or the Guarantor, as applicable, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

(d)   Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by the Borrower and the Guarantor of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval relating to the Borrower or the Guarantor where the failure to obtain such Governmental Approval could reasonably be expected to have a Material Adverse Effect, (ii) violate any Applicable Law relating to the Borrower or the Guarantor, (iii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of the Borrower or the Guarantor, (iv) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, which could reasonably be expected to have a Material Adverse Effect, (v) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Loan Documents or (vi) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement other than consents, authorizations, filings or other acts or consents for which the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect and other than consents or filings under the UCC.

(e)    Compliance with Law; Governmental Approvals. Each of the Borrower and the Guarantor (i) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties and (iii) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law except in each case (i), (ii) or (iii) where the failure to have, comply, file or retain could not reasonably be expected to have a Material Adverse Effect.

(f)     Tax Returns and Payments. Each of the Borrower and the Guarantor has duly filed or caused to be filed all federal and material state, local and other tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal and material state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable. Such returns accurately reflect in all material respects all liability for such taxes of the Borrower and the Guarantor for the periods covered thereby. There is no ongoing audit or examination or, to the knowledge of the Borrower, other investigation by any Governmental Authority of any material tax liability of the Borrower or the Guarantor. No Governmental Authority has asserted any Lien or other claim against the Borrower or the Guarantor with respect to any material unpaid taxes which has not been discharged or resolved except any such taxes that are being contested in good faith by appropriate proceedings. The Borrower and the Guarantor have established adequate reserves on their books with respect to unpaid taxes in accordance with, and to the extent required by, GAAP.

(g)    Intellectual Property Matters. Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property that are material to the business of the Borrower and its Subsidiaries taken as a whole, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(h)	Environmental Matters.

(i)     The properties owned, leased or operated by the Borrower and the Guarantor now or in the past do not contain, and to their knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which (A) constitute or constituted a violation of applicable Environmental Laws or (B) could give rise to liability under applicable Environmental Laws in each case except as could not be reasonably be expected to have a Material Adverse Effect;

(ii)    To the knowledge of the Borrower and the Guarantor, the Borrower, the Guarantor and such properties and all operations conducted in connection therewith are in compliance, and have been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties or impair the fair saleable value thereof in each case except as could not be reasonably be expected to have a Material Adverse Effect;

(iii)   Neither the Borrower nor the Guarantor thereof has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws in each case except as could not be reasonably be expected to have a Material Adverse Effect, nor does the Borrower or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened;

(iv)   To the knowledge of the Borrower and the Guarantor, Hazardous Materials have not been transported or disposed of to or from the properties owned, leased or operated by the Borrower and the Guarantor in violation of, or in a manner or to a location which could give rise to liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws in each case except as could be reasonably be expected to have a Material Adverse Effect;

(v)    No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or the Guarantor is or will be named as a potentially responsible party with respect to such properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to Borrower, the Guarantor or such properties or such operations that could reasonably be expected to have a Material Adverse Effect; and

(vi)   There has been no release, or to the best of the Borrower’s knowledge, threat of release, of Hazardous Materials at or from properties owned, leased or operated by the Borrower or the Guarantor, now or in the past, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws that could reasonably be expected to have a Material Adverse Effect.

(i)	ERISA.

(i)     The Borrower and each ERISA Affiliate is in material compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect. No liability has been incurred by the Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that could not reasonably be expected to have a Material Adverse Effect;

(ii)    As of the Closing Date, no Pension Plan has been terminated, nor has any accumulated funding deficiency (as defined in Section 412 of the Code) been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has the Borrower or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to or on the due dates of such contributions under Section 412 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

(iii)   Except where the failure of any of the following representations to be correct in all material respects could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any ERISA Affiliate has: (A) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (C) failed to make a required contribution or payment to a Multiemployer Plan, or (D) failed to make a required installment or other required payment under Section 412 of the Code;

(iv)   No Termination Event has occurred or is reasonably expected to occur; and

(v)    Except where the failure of any of the following representations to be correct in all material respects could not reasonably be expected to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to the best knowledge of the Borrower after due inquiry, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by the Borrower or any ERISA Affiliate, (B) Pension Plan or (C) Multiemployer Plan.

(j)     Margin Stock. Neither the Borrower nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors.

(k)   Government Regulation. Neither the Borrower nor any Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940, as amended) and neither the Borrower nor any Subsidiary thereof is, or after giving effect to any Extension of Credit will be, subject to regulation under the Interstate Commerce Act, as amended, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.

(l)     Financial Statements. The audited financial statements delivered pursuant to Section 5.2(d) are complete and correct and fairly present on a Consolidated basis the assets, liabilities and financial position of the Borrower and its Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. Such financial statements show all material indebtedness and other material liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments, and Indebtedness, in each case, to the extent required to be disclosed under GAAP.

(m)  No Material Adverse Change. Except as disclosed in filings with the SEC prior to the date hereof, since December 31, 2005, there has been no material adverse change in the business, results of operations or financial condition of the Borrower and its Subsidiaries taken as a whole and no event has occurred or condition arisen that could reasonably be expected to have a Material Adverse Effect.

(n)    Solvency. As of the Closing Date and after giving effect to each Extension of Credit made hereunder, the Borrower and each of its Subsidiaries will be Solvent.

(o)   Titles to Properties. Each of the Borrower and the Guarantor has such title to the real property owned or leased by it as is necessary or desirable to the conduct of its business and valid and legal title to all of its personal property and assets, including, but not limited to, those reflected on the balance sheets of the Borrower and the Guarantor delivered pursuant to Section 5.2(d), except those which have been disposed of by the Borrower or the Guarantor subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder.

(p)   Liens. Neither the Securities Collateral nor the Custodial Account is subject to any Lien, except for Liens under any of the Loan Documents. Neither the Borrower nor the Guarantor has signed any financing statement or any security agreement or taken any other action authorizing any secured party (other than the Administrative Agent pursuant to the Loan Documents) thereunder to file any financing statement or take any other action with respect to the Securities Collateral or the Custodial Account.

(q)   Litigation. Except as disclosed in filings with the SEC prior to the date hereof, there are no investigations known to us and no actions, suits or proceedings pending nor, to the knowledge of the Borrower, in each case threatened against or in any other way relating adversely to or affecting the Borrower or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that (i) has or could reasonably be expected to have a Material Adverse Effect, or (ii) materially adversely affects any transaction contemplated hereby.

(r)    Absence of Defaults. No event has occurred or is continuing which constitutes a Default or an Event of Default, or which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by the Borrower or any Subsidiary thereof under any Material Contract or judgment, decree or order to which the Borrower or its Subsidiaries is a party or by which the Borrower or its Subsidiaries or any of their respective properties may be bound or which would require the Borrower or its Subsidiaries to make any payment thereunder prior to the scheduled maturity date therefor.

(s)    Senior Indebtedness Status. The Obligations of the Borrower and the Guarantor under this Agreement and each of the other Loan Documents ranks and shall continue to rank at least senior in priority of payment to all Subordinated Indebtedness and all senior unsecured Indebtedness of each such Person and is designated as “Senior Indebtedness” under all instruments and documents, now or in the future, relating to all Subordinated Indebtedness and all senior unsecured Indebtedness of such Person.

(t)     OFAC. None of the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower or the Guarantor: (i) is a Sanctioned Person, (ii) has more than 10% of its assets in

Sanctioned Entities, or (iii) derives more than 10% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

(u)    Disclosure. The Borrower and/or its Subsidiaries have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which the Borrower or any of its Subsidiaries are subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No financial statement, material report, material certificate or other material information furnished (whether in writing or orally), taken together as a whole, by or on behalf of any of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 6.2           Survival of Representations and Warranties, Etc. All representations and warranties set forth in this Article VI and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date, shall be reaffirmed from time to time pursuant to the terms hereof and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

ARTICLE VII

FINANCIAL INFORMATION AND NOTICES

Until all the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 12.2, the Borrower will furnish or cause to be furnished to the Administrative Agent at the Administrative Agent’s Office at the address set forth in Section 12.1 and in the case of Financial Statements delivered pursuant to Section 7.1, to the Lenders at their respective addresses as set forth on the Register, or such other office as may be designated by the Administrative Agent and Lenders from time to time:

SECTION 7.1	Financial Statements.

(a)    Quarterly Financial Statements. As soon as practicable and in any event within forty-five (45) days (or, if earlier, on the date of any required public filing thereof) after the end of each fiscal quarter of each Fiscal Year, an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income, cash flows and a report containing management’s discussion and analysis of such financial statements for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any material change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a Consolidated basis as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year end adjustments. Delivery by the Borrower to the Administrative Agent and the Lenders of the Borrower’s quarterly report to the SEC on Form 10-Q with respect to any fiscal quarter, or the availability of such report on EDGAR Online, within the period specified above shall be deemed to be compliance by the Borrower with this Section 7.1(a).

(b)   Annual Financial Statements. As soon as practicable and in any event within seventy-five (75) days (or, if earlier, on the date of any required public filing thereof) after the end of each Fiscal Year, an audited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows and a report containing management’s discussion and analysis of such financial statements for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any material change in the application of accounting principles and practices during the year. Such annual financial statements shall be audited by an independent certified public accounting firm reasonably acceptable to the Administrative Agent, and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by the Borrower or any of its Subsidiaries or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP. Delivery by the Borrower to the Administrative Agent and the Lenders of the Borrower’s annual report to the SEC on Form 10-K with respect to any fiscal year, or the availability of such report on EDGAR Online, within the period specified above shall be deemed to be compliance by the Borrower with this Section 7.1(b).

SECTION 7.2           Officer’s Compliance Certificate. At each time financial statements are delivered pursuant to Sections 7.1(b) and at such other times as the Administrative Agent shall reasonably request, an Officer’s Compliance Certificate.

SECTION 7.3	Mellon Trust of Delaware, N.A. Reports.

(a)    Prior to the Closing Date, the Borrower, the Administrative Agent and Mellon Trust of Delaware, N.A. shall establish procedures so that either (i) the Administrative Agent shall receive, not later than 11:00 a.m. on each Business Day, a report from Mellon Trust of Delaware, N.A. setting forth a detailed description and fair market value of the Securities Collateral maintained in the Custodial Account as of the end of such immediately preceding Business Day and/or (ii) the Administrative Agent shall be given access (at all times during normal business hours other than during routine or emergency maintenance of any applicable electronic system) to the Custodial Account solely for the purposes of (A) monitoring the fair market value of the Securities Collateral maintained in the Custodial Account and (B) determining the Advance Rate, in each case as of the end of such immediately preceding Business Day, and in the case of each of clause (i) and clause (ii) above, the Administrative Agent shall promptly provide the Lenders with such information as reasonably requested by the Lenders; and on and after the Closing Date, upon any Responsible Officer obtaining actual knowledge that the foregoing procedures have not been satisfied, the Borrower shall promptly take such commercially reasonable action as it deems appropriate in good faith (or as may be requested by the Administrative Agent) to obtain the foregoing information and provide the same to the Administrative Agent (or to provide the Administrate Agent the foregoing access), in each case at the times provided above.

(b)   Based upon the information and reports monitored and provided in accordance with Section 7.3(a), the Administrative Agent shall determine on each Business Day if the Borrower is in compliance with Section 2.4(b) of this Agreement and the amount, if any, of any prepayment or addition of Securities Collateral to the Custodial Account required pursuant to Section 2.4(b). The Administrative Agent shall promptly notify the Borrower and each Lender of any such required prepayment or addition of Securities Collateral to the Custodial Account.

(c)    The Borrower shall furnish or cause to be furnished to the Administrative Agent and each Lender, within ten (10) days after the end of each calendar month, or at such earlier time as the Administrative Agent may reasonably request but, in any event, not earlier than on the sixth (6th) Business Day after the end of any calendar month, a report from Mellon Trust of Delaware, N.A. setting forth a detailed description and fair market value of the Securities Collateral maintained in the Custodial Account as of the end of such calendar month.

SECTION 7.4	Other Reports.

(a)    Promptly upon receipt thereof, copies of all reports, if any, submitted to the Borrower or its Board of Directors by its independent public accountants in connection with their auditing function, including, without limitation, any management report and any management responses thereto (other than any such report the dissemination of which as contemplated above would conflict with confidentiality or other contractual restrictions not waived by such independent public accountants); and

(b)   Promptly such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request.

SECTION 7.5           Notice of Litigation and Other Matters. Prompt (but in no event later than ten (10) days after either (i) a Responsible Officer or (ii) the general counsel (or other officer in a comparable position) of the Borrower obtains actual knowledge thereof) telephonic and written notice of:

(a)    the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving the Borrower or any Subsidiary thereof or any of their respective properties, assets or businesses that could reasonably be expected to result in material liability to the Borrower and its Subsidiaries;

(b)   any notice of any violation received by the Borrower or any Subsidiary thereof from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws which in any such case could reasonably be expected to have a Material Adverse Effect;

(c)    any attachment, judgment, lien, levy or order exceeding $10,000,000 that may be assessed against or threatened against the Borrower or the Guarantor;

(d)   (i) any Default or Event of Default or (ii) any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any Subsidiary thereof or any of their respective properties may be bound which, in the case of clause (ii) and solely with respect to clause (a) of the definition of “Material Contract”, could reasonably be expected to have a Material Adverse Effect;

(e)    (i) receipt by the Borrower or any ERISA Affiliate of any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by the Borrower or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) the Borrower obtaining knowledge or reason to know that the Borrower or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA; and

(f)     any event which makes any of the representations set forth in Section 6.1 that is subject to materiality or Material Adverse Effect qualifications inaccurate in any respect or any event which makes any of the representations set forth in Section 6.1 that is not subject to materiality or Material Adverse Effect qualifications inaccurate in any material respect.

SECTION 7.6           Accuracy of Information. All written information, reports, statements and other papers and data furnished by or on behalf of the Borrower to the Administrative Agent or any Lender whether pursuant to this Article VII or any other provision of this Agreement, the Guaranty Agreement, the Collateral Agreement or the Control Agreement, shall, at the time the same is so furnished, comply with the representations and warranties set forth in Section 6.1(u).

ARTICLE VIII

AFFIRMATIVE COVENANTS

Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner provided for in Section 12.2, the Borrower will, and will cause the Guarantor to:

SECTION 8.1           Preservation of Corporate Existence and Related Matters. Except as permitted by Section 9.4, preserve and maintain its separate corporate existence and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.

SECTION 8.2           Maintenance of Property. Protect and preserve all properties necessary in and material to the business of the Borrower and its Subsidiaries taken as a whole, including copyrights, patents, trade names, service marks and trademarks; maintain in good working order and condition, ordinary wear and tear excepted, all buildings, equipment and other tangible real and personal property material to the conduct of the business of the Borrower and its Subsidiaries taken as a whole; and from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such property necessary for the conduct of its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 8.3           Insurance. Maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law (including, without limitation, hazard and business interruption insurance).

SECTION 8.4           Accounting Methods and Financial Records. Maintain a system of accounting, and keep proper books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.

SECTION 8.5           Payment and Performance of Obligations. Pay and perform all Obligations under this Agreement and the other Loan Documents, and pay or perform (a) all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property, and (b) all other indebtedness, obligations and liabilities in accordance with customary trade practices, except where the failure to pay or perform such items described in clauses (a) or (b) of this Section could not reasonably be expected to have a Material Adverse Effect.

SECTION 8.6           Compliance With Laws and Approvals. Observe and remain in compliance in all material respects with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 8.7           Visits and Inspections. Permit representatives of the Administrative Agent or any Lender, from time to time upon prior reasonable notice and at such times during normal business hours, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and, in the presence of a Responsible Officer (or his or her designee) its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or any Lender may do any of the foregoing at any time without advance notice. Such inspection rights are subject to reasonable limitations imposed by the Borrower and the Guarantor with respect to safety and shall not extend to trade secrets of the Borrower or the Guarantor or to information covered by attorney-client or other privilege.

SECTION 8.8           Use of Proceeds. The Borrower shall use the proceeds of the Extensions of Credit (a) to finance acquisitions, including the acquisition of Capital Assets, (b) to refinance certain existing Indebtedness of the Borrower, and (c) for working capital and general corporate purposes of the Borrower and its Subsidiaries, including the payment of certain fees and expenses incurred in connection with the Credit Facility.

SECTION 8.9           Further Assurances. Make, execute and deliver all such additional and further acts, things, deeds and instruments as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the Administrative Agent and the Lenders their respective rights under this Agreement, the Letters of Credit and the other Loan Documents, including without limitation, all such actions which are necessary to maintain and protect the Administrative Agent’s first priority perfected security interest in the Securities Collateral.

SECTION 8.10        Investment Guidelines. The Borrower shall, and shall cause the Guarantor to, at all times, except as otherwise permitted hereunder, comply with the Investment Guidelines with respect to the Securities Collateral and at all times maintain sufficient Securities Collateral in the Collateral Account such that it is in compliance with the terms of this Agreement and the other Loan Documents.

ARTICLE IX

NEGATIVE COVENANTS

Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 12.2, the Borrower has not and will not and will not permit the Guarantor to:

SECTION 9.1           Limitations on Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of the Securities Collateral, whether now owned or hereafter acquired, or the Custodial Account, in each case other than pursuant to the Loan Documents.

SECTION 9.2	Limitations on Mergers and Liquidation. Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:

(a)    any Person (including without limitation any Subsidiary of the Borrower) may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving Person) or with or into the Guarantor (provided that, other than in the case of the Borrower, the Guarantor shall be the continuing or surviving Person);

(b)   any Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Wholly-Owned Subsidiary, (provided that if the transferor in such a transaction is the Guarantor, then the transferee must be the Borrower);

(c)    any Wholly-Owned Subsidiary of the Borrower may merge into the Person such Wholly-Owned Subsidiary was formed to acquire in connection with such acquisition; and

(d)	any Subsidiary of the Borrower may wind-up into the Borrower or the Guarantor.

SECTION 9.3           Certain Accounting Changes; Organizational Documents. (a) Change its Fiscal Year end, or make any material change in its accounting treatment and reporting practices except (i) as required by GAAP or (ii) based on a preferability letter from the Borrower’s auditors or (b) amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents) in any manner materially adverse in any respect to the rights or interests of the Lenders.

SECTION 9.4	Restrictive Agreements.

(a)    Enter into any Indebtedness which restricts, limits or otherwise encumbers the ability of the Guarantor to incur Liens on or with respect to any of its assets or properties other than the assets or properties securing such Indebtedness.

(b)   Enter into or permit to exist any agreement which impairs or limits the ability of the Guarantor to pay dividends to the Borrower.

SECTION 9.5           Nature of Business. Enter into or engage in any business, in either case in an amount material to the Borrower and its Subsidiaries taken as a whole, except for businesses of the same general type as those in which the Borrower and its Subsidiaries are engaged on the date hereof or other business activities reasonably incidental or related to any of the foregoing.

SECTION 9.6           Investment Guidelines. Permit any material change in its Investment Guidelines in effect on the Closing Date without the prior written consent of the Required Lenders (which consent shall not be unreasonably withheld or delayed).

SECTION 9.7           Margin Requirements. Use any proceeds of any Loan or any drawing under any Letter of Credit to purchase or carry any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

ARTICLE X

DEFAULT AND REMEDIES

SECTION 10.1        Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

(a)    Default in Payment of Principal of Loans, Reimbursement Obligations or Default in Maintenance of Collateral Value. The Borrower or the Guarantor shall default in any payment of principal of any Loan or Reimbursement Obligation when and as due or otherwise fail to comply with the provisions of Section 2.4(b) (whether at maturity, by reason of acceleration or otherwise).

(b)   Other Payment Default. The Borrower or any other Credit Party shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or Reimbursement Obligation or the payment of any other Obligation, and such default shall continue for a period of three (3) Business Days.

(c)    Misrepresentation. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or the Guarantor herein, any other Loan Document, or in any document delivered in connection herewith or therewith, shall be incorrect or misleading in any material respect when made or deemed made.

(d)   Default in Performance of Certain Covenants. The Borrower or any other Credit Party shall default in the performance or observance of any covenant or agreement contained in Sections 7.1, 7.2 or 7.5(e)(i) or Article IX.

(e)    Default in Performance of Other Covenants and Conditions. The Borrower or any other Credit Party shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section) or any other Loan Document and such default shall continue for a period of thirty (30) days after written notice thereof has been given to the Borrower by the Administrative Agent.

(f)     Hedging Agreement. The Borrower or the Guarantor shall default in the performance or observance of any terms, covenant, condition or agreement (after giving effect to any applicable grace or cure period) under any Hedging Agreement and such default causes the termination of such Hedging Agreement and the Termination Value owed by the Borrower or the Guarantor as a result thereof exceeds $50,000,000.

(g)    Indebtedness Cross-Default. The Borrower or the Guarantor shall (i) default in the payment of any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate outstanding amount of which Indebtedness is in excess of $50,000,000 beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate outstanding amount of which Indebtedness is in excess of $50,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Indebtedness to become due prior to its stated maturity (any applicable grace period having expired).

(h)	Change in Control. Any Change in Control shall occur.

(i)     Voluntary Bankruptcy Proceeding. The Borrower or any Domestic Subsidiary shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

(j)     Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower or any Domestic Subsidiary in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for the Borrower or any Domestic Subsidiary or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

(k)   Failure of Agreements. Any provision of this Agreement or any provision of any other Loan Document shall for any reason cease to be valid and binding on the Borrower or the Guarantor party thereto or any such Person shall so state in writing.

(l)     Termination Event. The occurrence of any of the following events: (i) any Credit Party or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Section 412 of the Code, any Credit Party or any ERISA Affiliate is required to pay as contributions thereto, to the extent that the amount of such deficiency exceeds $5,000,000 (ii) an accumulated funding deficiency in excess of $50,000,000 occurs or exists, whether or not waived, with respect to any Pension Plan, (iii) a Termination Event or (iv) any Credit Party or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $50,000,000.

(m)  Judgment. A judgment or order for the payment of money which causes the aggregate amount of all such judgments to exceed $50,000,000 in any Fiscal Year shall be entered against the Borrower or the Guarantor by any court and such judgment or order shall continue without having been discharged, vacated or stayed for a period of thirty (30) days after the entry thereof.

(n)    Security Interest in Securities Collateral. The Administrative Agent shall for any reason cease to have a first priority perfected security interest in the Securities Collateral, subject to any Liens permitted under the Loan Documents, or (i) Mellon Trust of Delaware, N.A. shall not have custody or control, as contemplated by the Control Agreement, of the Securities Collateral, or (ii) Mellon Trust of Delaware, N.A. shall cease to act as custodian with respect to the Securities Collateral under the Control Agreement, unless a successor thereto reasonably satisfactory to the Administrative Agent and the Required Lenders shall have assumed the duties of the custodian thereunder and in accordance with the terms of the Loan Documents.

SECTION 10.2        Remedies. Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:

(a)    Acceleration; Termination of Facilities. Terminate the Commitments and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 10.1(i) or (j), the Credit Facility shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(b)   Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations on a pro rata basis. After all such

Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower.

(c)    Rights of Collection. Exercise on behalf of the Lenders all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrower’s Obligations.

SECTION 10.3        Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

SECTION 10.4        Crediting of Payments and Proceeds. In the event that the Borrower shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 10.2, all payments received by the Lenders upon the Obligations and all net proceeds from the enforcement of the Obligations shall be applied:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other similar administrative amounts, including reasonable attorney fees, payable to the Administrative Agent in its capacity as such and the Issuing Lender in its capacity as such (ratably among the Administrative Agent and the Issuing Lender in proportion to the respective amounts described in this clause First payable to them);

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders, including reasonable attorney fees (ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them);

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations (ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them);

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Reimbursement Obligations (ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them);

Fifth, to the Administrative Agent for the account of the Issuing Lender, to cash collateralize any L/C Obligations then outstanding; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

SECTION 10.5        Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due to the Lenders and the Administrative Agent under Sections 3.3, 4.3 and 12.3) allowed in such judicial proceeding; and

(b)   to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 4.3 and 12.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE XI

THE ADMINISTRATIVE AGENT

SECTION 11.1        Appointment and Authority. Each of the Lenders and the Issuing Lender hereby irrevocably appoints Wachovia to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.

SECTION 11.2        Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 11.3        Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)   shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law; and

(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such higher number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.2 and Section 12.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 11.4        Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 11.5        Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 11.6	Resignation of Administrative Agent.

(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and

(i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring (or retired) Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 12.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b)   Any resignation by Wachovia as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Lender and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swingline Lender, (b) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

SECTION 11.7        Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 11.8        No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, book manager, lead manager, arranger, lead arranger or co-arranger listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.

ARTICLE XII

MISCELLANEOUS

SECTION 12.1	Notices.

(a)    Method of Communication. Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing (for purposes hereof, the term “writing” shall include information in electronic format such as electronic mail and internet web pages), or by telephone subsequently confirmed in writing. All notices and communications shall be effective if delivered by hand delivery or sent via electronic mail, telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by electronic mail, telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third Business Day following the date sent by certified mail, return receipt requested. In the case of any notice or other documentation delivered by the Borrower to the Administrative Agent or any Lender pursuant to Article VII hereof, such notice or such other delivery shall also be effective if delivered by posting on an internet web page to which the Administrative Agent and the Lenders have access, and shall be presumed to be received by the Administrative Agent or the Lenders, as applicable, on the date of such posting on an internet web (or, if later, on the date the Borrower gives notice to the Administrative Agent and the Lenders of such posting). A telephonic notice to the Administrative Agent as understood by the Administrative Agent will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.

(b)   Addresses for Notices. Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

If to the Borrower: MedImmune, Inc.
One MedImmune Way
Gaithersburg, MD 20878
Attention: Tim Pearson, Vice President
Finance and Treasurer
Telephone No.: (301) 398-4470
Telecopy No.: (301) 398-9470
With copies to: MedImmune, Inc.
One MedImmune Way
Gaithersburg, MD 20878
Attention: William C. Bertrand, Jr.
Senior Vice President and General Counsel
Telephone No.: (301) 398-4625
Telecopy No.: (301) 398-9625

If to Wachovia as Wachovia Bank, National Association
Administrative Agent: Charlotte Plaza, CP-8
201 South College Street
Charlotte, North Carolina 28288-0680
Attention: Syndication Agency Services
Telephone No.: (704) 374-2698
Telecopy No.: (704) 383-0288

With copies to:                                    Kennedy Covington Lobdell & Hickman, L.L.P.

214 North Tryon Street, Suite 4700
                                                               Charlotte, North Carolina 28202
                                                               Attention: Raymond S. Koloski, Esq.
                                                               Telephone : (704) 331-7487
                                                               Facsimile: (704) 353-3487

If to any Lender: To the address set forth on the Register

(c)    Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.

SECTION 12.2        Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall:

(a)    waive any condition set forth in Section 5.2 without the written consent of each Lender;

(b)   extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 10.2) or the amount of Loans of any Lender without the written consent of such Lender;

(c)    postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)   reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clause (iv) of the second proviso to this Section) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the rate set forth in Section 4.1(c) during the continuance of an Event of Default;

(e)    change Section 4.4 or Section 10.4 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)     change Section 2.4(b) in a manner that would alter the order of application of amounts prepaid pursuant thereto without the written consent of each Lender;

(g)    change any provision of this Section or the definitions of (i) “Advance Rate” or (ii) “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(h)    release the Guarantor from the Guaranty Agreement without the written consent of each Lender;

provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to the Lenders required above, affect the rights or duties of the Issuing Lender under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

SECTION 12.3	Expenses; Indemnity.

(a)    Costs and Expenses. The Borrower and the Guarantor, jointly and severally, shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the

Administrative Agent, any Lender or the Issuing Lender (including the reasonable fees, charges and disbursements of not more than one counsel for each group of Lenders which do not have conflicting interests), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)   Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims (including, without limitation, any Environmental Claims or civil penalties or fines assessed by OFAC), damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of not more than one counsel for each group of Indemnitees which do not have conflicting interests), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or the Guarantor arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Claim related in any way to the Borrower or any of its Subsidiaries, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or the Guarantor, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims or civil penalties or fines assessed by OFAC), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or the Guarantor against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or the Guarantor has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Lender in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 4.7.

(d)   Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)    Payments. All amounts due under this Section shall be payable promptly after demand therefor.

SECTION 12.4        Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrower or the Guarantor against any and all of the obligations of the Borrower or the Guarantor now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Lender or the Swingline Lender, irrespective of whether or not such Lender, the Issuing Lender or the Swingline Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or the Guarantor may be contingent or unmatured or are owed to a branch or office of such Lender, the Issuing Lender or the Swingline Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Issuing Lender, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender, the Swingline Lender or their respective Affiliates may have. Each Lender, the Issuing Lender and the Swingline Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 12.5	Governing Law.

(a)    Governing Law. This Agreement and the other Loan Documents, unless expressly set forth therein, shall be governed by, and construed in accordance with, the law of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations law, but excluding all other choice of law provisions of the law of the State of New York).

(b)   Submission to Jurisdiction. Each Credit Party irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York, New York and of the United States District Court for the Southern District of the State of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or the Issuing Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or the Guarantor or its properties in the courts of any jurisdiction.

(c)    Waiver of Venue. Each Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)   Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 12.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

SECTION 12.6        Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN

DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 12.7        Reversal of Payments. To the extent the Borrower makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

SECTION 12.8	Injunctive Relief; Punitive Damages.

(a)    The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

(b)   The Administrative Agent, the Lenders and the Borrower (on behalf of itself and the Guarantor) hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that they may now have or may arise in the future in connection with any Dispute, whether such Dispute is resolved through arbitration or judicially.

SECTION 12.9	Successors and Assigns; Participations.

(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor the Guarantor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)   Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that

(i)     except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);

(ii)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii)   any assignment must be approved by the Administrative Agent, the Swingline Lender and the Issuing Lender unless the Person that is the proposed assignee is itself a Lender with a Commitment (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee);

(iv)   the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(v)    the assignee shall deliver to the Borrower and the Administrative Agent the United States Internal Revenue Service forms or other documentation required by Section 4.11(e).

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.8, 4.9, 4.10, 4.11 and 12.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this

Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)   Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 12.2 that directly affects such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.8, 4.9, 4.10 and 4.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.4 as though it were a Lender, provided such Participant agrees to be subject to Section 4.6 as though it were a Lender.

(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 4.10 and 4.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.11 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 4.11(e) as though it were a Lender.

(f)     Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)    Conduit Lenders. Each party hereto hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one (1) year and one (1) day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender.

(h)    Conduit Lender Assignments and Pledges. Notwithstanding anything to the contrary set forth herein, any Conduit Lender, which is also a Lender, may at any time without the consent of any other Person, assign all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it) to the Affected Party that provides liquidity or credit support to such Conduit Lender.

SECTION 12.10      Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement or under any other Loan Document (or any Hedging Agreement with a Lender or the Administrative Agent) or any action or proceeding relating to this Agreement or any other Loan Document (or any Hedging Agreement with a Lender or the Administrative Agent) or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any purchasing Lender, proposed purchasing Lender, Participant or proposed Participant, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or (j) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender deems necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its subsidiaries or affiliates. For purposes of this Section, “Information” means all information received from any

Credit Party relating to any Credit Party or any of its respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party; provided that, in the case of information received from a Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 12.11      Performance of Duties. Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.

SECTION 12.12      All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.

SECTION 12.13      Survival of Indemnities. Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XII and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

SECTION 12.14      Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 12.15      Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 12.16      Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.

SECTION 12.17      Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other

Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

SECTION 12.18      Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full and all Commitments have been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

SECTION 12.19      Advice of Counsel, No Strict Construction. Each of the parties represents to each other party hereto that it has discussed this Agreement with its counsel. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

SECTION 12.20      USA Patriot Act. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and the Guarantor, which information includes the name and address of the Borrower and the Guarantor and other information that will allow such Lender to identify the Borrower or the Guarantor in accordance with the Act.

SECTION 12.21      Inconsistencies with Other Documents; Independent Effect of Covenants.

(a)    In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the other Loan Documents which imposes additional burdens on the Borrower or its Subsidiaries or further restricts the rights of the Borrower or its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

(b)   The Borrower expressly acknowledges and agrees that each covenant contained in Articles VII, VIII, or IX hereof shall be given independent effect. Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VII, VIII, or IX if, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles VII, VIII, or IX.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first written above.

MEDIMMUNE, INC., as Borrower

By: /s/ Lota S. Zoth

Name: Lota S. Zoth
Title:	Senior Vice President and
Chief Financial Officer

AGENTS AND LENDERS:

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Administrative Agent, Swingline Lender, Issuing Lender and Lender

By: /s/ Barbara K. Angel

Name: Barbara K. Angel
Title: Senior Vice President

CITIBANK, N.A., as Syndication Agent and Lender

By: /s/ Juan Carlos Lorenzo

Name: Juan Carlos Lorenzo
Title: Vice President

UBS LOAN FINANCE LLC, as Documentation Agent and Lender

By: /s/ Richard L. Tavrow

Name: Richard L. Tavrow
Title: Director

By: /s/ Irja R. Otsa

Name: Irja R. Otsa
Title: Associate Director

MERRILL LYNCH BANK USA, as Documentation Agent and Lender

By: /s/ Derek Befus

Name: Derek Befus
Title:Vice President

BANK OF AMERICA, N.A., as Documentation Agent and Lender

By: /s/ Mary Giermek

Name: Mary Giermek
Title: Senior Vice President

THREE RIVERS FUNDING CORPORATION, as Lender

By: /s/ Bernard J. Angelo

Name: Bernard J. Angelo
Title:Vice President

                                                                                              GOLDMAN SACHS CREDIT PARTNERS L.P., as Lender

By: /s/ William W. Archer

Name: William W. Archer
Title: Managing Director